Exhibit 99.1

  First Consulting Group (FCG) Announces Second Quarter 2005 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--July 27, 2005--First
Consulting Group, Inc. (Nasdaq:FCGI):

    --  Net Revenues of $67.9 Million

    -- Non-GAAP Loss Before Tax Adjustment of $0.02 per share; GAAP Loss of $0.28 per share including Non-Cash Tax Valuation
        Allowance of $6.0 Million

    --  Cash Increase to $35.4 Million with No Debt

    -- Today Announced the Signing of Continuum Outsourcing Agreement with Expected Revenues of Over $25 Million Over Next Twelve Months; Peak Negative Cash Flow of $4.6 Million at the End of 2005

    First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the second quarter ended July 1, 2005.

    Second Quarter 2005 Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the second quarter of 2005 were $67.9 million, down slightly from $68.1 million in the prior quarter, and up from $67.2 million in the second quarter of 2004.
    FCG reported a loss before tax of $0.9 million, or $0.02 per share on a non-GAAP basis, for the second quarter of 2005 compared to a net income of $1.0 million, or $0.04 per share, in the second quarter of 2004. The Company also recorded a $6.0 million non-cash tax valuation allowance during the second quarter of 2005, resulting in a GAAP loss of $6.9 million, or $0.28 per share.

    Cash Position

    -- Total cash and investments increased $1.0 million to $35.4 million in the second quarter of 2005, as compared to $34.4 million in the prior quarter.

    --  DSO decreased to 38 from 41 in the first quarter.

    Luther Nussbaum, FCG's chairman and chief executive officer, said, "For the second quarter, we did not achieve firm profitability primarily due to continued investments in FirstGateways(TM), continued losses in Health Plans and reduced profitability in outsourcing. Looking forward, we will be assisting New York Presbyterian over the next several months in preparing to wind down our current contract at the end of December while we begin operations at Continuum in the beginning of August. We are also in the late contracting stages for another multi-year IT outsourcing and implementation services agreement. We continue to see positive signs with investments we have made, including continued acceptance in Health Delivery Services of our blended shore offerings and significant proposal activity relative to Regional Health Information Organizations (RHIOs) that can deploy our FirstGateways product. While it is taking a few more quarters than we expected to complete the revamping of our business, we remain optimistic that we continue to have the right long term strategy."

    Financial Summary and Highlights

    -- Revenues for the second quarter of 2005 were about the same as last quarter, down approximately $200,000.

    --  Accomplishments in Quarter and Recent Developments:

        -- Announced the signing of five year IT outsourcing agreement with Continuum Health Partners in New York City that commences in August 2005. Revenues in the first twelve months are expected to be over $25 million.

        -- Health Delivery Services (consulting and implementation) recovered significantly from the first quarter with a profit improvement of $1.2 million.

        -- Under absorbed infrastructure expenses were $700,000, down from $840,000 in the prior quarter, primarily due to increased utilization of the Company's facilities and associates in the Nashville data center. With the addition of new OS business in the third and fourth quarters of 2005, FCG anticipates continued reductions in under-absorption during that time period.

        -- In late contracting stage of another IT outsourcing and implementation agreement that is expected to commence in the third quarter of 2005.

        -- Announced early termination for convenience by New York Presbyterian (NYP) of the Company's outsourcing agreement with NYP effective December 31, 2005 (contract was executed in November 1999 and was originally scheduled to expire in December 2006). NYP remains a holder of 1,000,000 shares of FCG common stock, which shares are subject to a lock-up agreement expiring January 1, 2007.

        -- Released new version 3.3 FirstDoc(R), which included new Component Based Authoring and Labeling solutions.

        -- Continued acceptance by clients of FCG's blended shore model with total blended shore projects at twenty clients and over a dozen pipeline opportunities.

        -- Improved outlook in the Company's Health Plan practice late in the quarter with expected profitability in the third quarter of 2005.

        --  Completed the restructure of the Patient Safety Institute
            (PSI) Agreement allowing PSI and FCG each to go to the emerging RHIO market together or independently.

        -- Continued strong activity and opportunity in the Independent Software Vendor (ISV) market for the Company's offshore development services.

    --  Significant Expense Items in Quarter:

        -- Under absorption in the Bangalore Shared Service Center related to underutilization of the Bangalore, India facility due to reduced headcount. With expected increases in staff in this facility, the Company anticipates significant reductions in this under absorption in the third quarter of 2005.

        -- Increased sales costs compared to the first quarter of 2005 due to the addition of sales personnel and increased sales activity.

        -- Increased costs at certain outsourcing clients in order to improve service and project completion lagged the Company's project plan and benefits are not expected to be realized until the third quarter of 2005.

        -- Continued investment in FirstGateways(TM) to pursue the rapidly developing market for RHIOs.

    Outlook

    The Company expects third quarter of 2005 performance to result in a return to profitability as it rebuilds momentum and begins transitioning the newly announced outsourcing agreement. The key impact items to the third quarter are anticipated to be:

    -- Revenues will begin in the quarter from the newly signed outsourcing agreement with Continuum. FCG expects to sign and commence another multi-year outsourcing and implementation agreement during the quarter. As is usual with outsourcing agreements, there will be no profitability in the first quarter of the new agreements. Commission expense related to the newly signed transactions will be recorded during the third quarter of 2005.

    --  FCG expects Health Plans to return to profitability.

    -- Services which have been passed on to a subcontractor with no mark-up at one of FCG's outsourcing accounts will begin to be provided by FCG in the third quarter. By the fourth quarter, this move to direct delivery by the Company is expected to improve margins in Outsourcing.

    -- FCG expects significant improvement in its under-absorbed infrastructure expenses.

    -- Cash is expected to decrease in the second half of 2005 due to costs associated with the wind down of a subcontractor at the UHHS outsourcing account and deferred fees and transition expenses at the Company's new outsourcing accounts.

    -- After a period of considerable sales and partnership activity, FCG will again focus on rationalizing costs. While activities are expected to begin in the third quarter, most of the impact of these activities is expected to be realized in the fourth quarter of 2005 and first half of 2006.

    The Company reiterated that its ability to grow revenue and to expand earnings continues to be dependent on the adoption of blended shore delivery in the Health Delivery Services segment and its ability to obtain new outsourcing contracts. The pipeline remains strong in most areas of the Company's business. FCG continues to invest in several outsourcing and implementation opportunities, new or extended service and product offerings, and recruiting key resources.

    Second Quarter 2005 Conference Call

    FCG will hold an investor conference call to discuss second quarter 2005 results on Wednesday, July 27, 2005, at 4:45 p.m. Eastern Daylight Time (1:45 p.m. Pacific Daylight Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Note Regarding Non-GAAP Financial Information

    The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes a non-cash tax valuation allowance recorded by FCG in the second quarter of 2005. Management has calculated a non-GAAP loss of $0.02 per share in the second quarter by applying its recent historical tax rate of 45% against its $0.9 million pretax loss. Management believes that the presentation of non-GAAP information may be useful to investors because FCG has historically provided this information and understands that some investors consider it in evaluating FCG's business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating FCG's business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other proforma measures used by other companies.

    Note on Tax Valuation Allowance

    Based on FCG's recent historical performance and in accordance with FAS 109, the Company has increased its deferred tax asset valuation allowance this quarter by $6 million. This does not, in any way, limit the Company's ability to use those loss carry-forwards to offset income earned in the future. As well as not being subject to taxation, a significant amount of any future income will now require no tax book tax provision in the income statement. After application of this additional valuation allowance, FCG will have approximately $6 million of deferred tax assets other than NOLs unreserved on its balance sheet.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to transition its new outsourcing clients to FCG's outsourcing services and FCG's ability to gain closure on other engagements, including new outsourcing engagements (both those in late contracting stages and those in the Company's pipeline of new business) and large scale implementations, during 2005; (iv) the ability of FCG to deliver effective offsite and blended shore services and resources to its clients; (v) FCG's anticipated financial and operating performance for 2005, including its ability to increase revenues, return to profitability, and leverage its current level of infrastructure costs and corporate general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee, India, Vietnam; and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses and its service centers and achieve cost rationalization goals; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (h) the ability of FCG to effectively manage client expectations, service levels and cost reductions on the outsourcing accounts; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)

                                  3 Months Ended     6 Months Ended
                                 ----------------- -------------------
                                 July 1,  June 25,  July 1,   June 25,
                                  2005     2004      2005      2004
                                 -------- -------- --------- ---------
Revenues before reimbursements
 (net revenues)                  $67,919  $67,237  $136,063  $132,590
Reimbursements                     3,772    4,456     7,434     8,436
                                 -------- -------- --------- ---------
     Total revenues               71,691   71,693   143,497   141,026

Cost of services before
 reimbursable expenses            47,327   44,792    95,595    89,323
Reimbursable expenses              3,772    4,456     7,434     8,436
                                 -------- -------- --------- ---------
     Total cost of services       51,099   49,248   103,029    97,759

                                 -------- -------- --------- ---------
     Gross profit                 20,592   22,445    40,468    43,267

Selling expenses                   7,094    7,115    13,852    14,363
General and administrative
 expenses                         14,601   13,139    29,340    25,004
                                 -------- -------- --------- ---------
     Operating income (loss)      (1,103)   2,191    (2,724)    3,900
Interest income, net                 210      142       440       344
Other expense, net                   (33)    (110)      (33)     (131)
Expense for premium on repurchase
 of stock                              -        -         -    (1,561)
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations
      before income taxes           (926)   2,223    (2,317)    2,552
Income tax provision               6,000      975     5,361     1,810
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations       (6,926)   1,248    (7,678)      742
Loss on discontinued operations,
 net of tax benefit                    -     (218)     (537)     (345)
                                 -------- -------- --------- ---------
     Net income (loss)           $(6,926)  $1,030   $(8,215)     $397
                                 ======== ======== ========= =========

Basic EPS:
     Income (loss) from
      continuing operations, net
      of tax                      $(0.28)   $0.05    $(0.32)    $0.03
     Loss on discontinued
      operations, net of tax           -    (0.01)    (0.02)    (0.01)
                                 -------- -------- --------- ---------
Net income (loss)                 $(0.28)   $0.04    $(0.34)    $0.02
                                 ======== ======== ========= =========

Diluted EPS:
     Income (loss) from
      continuing operations, net
      of tax                      $(0.28)   $0.05    $(0.32)    $0.03
     Loss on discontinued
      operations, net of tax           -    (0.01)    (0.02)    (0.01)
                                 -------- -------- --------- ---------
Net income (loss)                 $(0.28)   $0.04    $(0.34)    $0.02
                                 ======== ======== ========= =========
Basic weighted avg. shares        24,343   24,074    24,409    24,748
Diluted weighted avg. shares      24,343   24,340    24,409    24,981


First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

                                                     Jul. 1,  Dec. 31,
                                                       2005     2004
                                                     -------- --------
Cash, cash equivalents, and investments              $35,410  $40,321
Accounts receivable, net                              21,505   26,266
Unbilled receivables                                  14,313   11,005
Current assets                                        81,443   88,471
Total assets                                         129,773  140,399
Current liabilities                                   31,096   31,770
Long-term debt                                             -        -
Total stockholders' equity                            86,896   96,315


Selected Business Metrics
                                           Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
                                         ----- ----- ----- ----- -----
Revenues before reimbursements (net
 revenues) ($ in millions)               67.9  68.1  72.0  65.3  67.2
Out-of-pocket reimbursements ($ in
 millions)                                3.8   3.7   4.5   4.4   4.5
  Total revenues ($ in millions)         71.7  71.8  76.5  69.7  71.7
Gross margin %                           30.3  29.2  32.1  33.1  33.4
Selling expense %                        10.4   9.9   9.2  10.0  10.6
General and admin expense %              21.5  21.6  19.9  19.5  19.5
Operating income (loss) %                (1.6) (2.4)  3.0   3.6   3.3
Utilization %                            74.5  73.8  70.9  75.5  79.7
Total associates                         2500  2434  2435  2409  2287
Billable associates                      1319  1282  1293  1279  1187
Outsourcing associates                    809   800   817   782   766
Days sales outstanding                     38    41    37    40    38


Delivery Units Selected Financial Metrics

Health Delivery Services                   Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)           17.1  16.0  17.8  18.0  18.7
Out-of-pocket reimbursable expenses
 ($ in millions)                          2.5   2.5   2.7   2.6   2.6
Total revenues ($ in millions)           19.6  18.5  20.5  20.6  21.3
Gross margin %                           38.4  32.7  37.0  44.8  47.6
Utilization %                            75.1  72.3  73.1  80.7  81.1
Billable associates                       277   256   254   250   227
Total associates                          313   294   286   283   260


Health Delivery Outsourcing                Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)           28.7  30.8  31.6  27.0  27.6
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.1   0.1   0.2   0.1
Total revenues ($ in millions)           28.9  30.9  31.7  27.2  27.7
Gross margin %                           13.7  16.9  20.2  16.7  18.2
Total associates                          636   632   609   594   613


Health Plan                                Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            4.1   4.0   3.9   3.8   3.6
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.6   0.6   0.7   0.5   0.7
Total revenues ($ in millions)            4.7   4.6   4.6   4.3   4.3
Gross margin %                           23.7  18.7  27.6  30.8  27.0
Utilization %                            67.5  73.1  81.0  77.1  90.3
Billable associates                        58    63    51    44    48
Total associates                           75    79    57    51    54


Life Sciences                              Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            8.8   8.7   9.5   8.8   9.2
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.2   0.3   0.3   0.3
Total revenues ($ in millions)            9.0   8.9   9.8   9.1   9.5
Gross margin %                           46.3  48.6  49.5  42.4  42.2
Utilization %                            78.1  68.0  56.2  58.8  76.2
Billable associates                       135   147   181   205   171
Total associates                          196   218   228   257   204


Government and Technology Services         Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            8.6   8.1   8.7   7.3   7.8
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.2   0.2   0.2   0.2
Total revenues ($ in millions)            8.8   8.3   8.9   7.5   8.0
Gross margin %                           44.9  40.2  40.4  40.0  41.6
Utilization %                            78.4  77.1  77.5  83.3  90.4
Billable associates                       454   395   386   349   297
Total associates                          508   454   436   399   349


Shared Services Centers                    Q2    Q1    Q4    Q3    Q2
                                          2005  2005  2004  2004  2004

Billable associates                       380   407   406   415   429
Outsourcing associates                    162   158   164   142   109
Total associates                          610   598   613   617   601
Utilization %                            70.1  74.3  69.0  74.7  72.2

    CONTACT: First Consulting Group, Inc.
             Luther Nussbaum, Chairman and CEO, 562-624-5200
             Thomas Reep, VP Investor Relations, 562-624-5250